Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ADOPTS STOCKHOLDER RIGHTS PLAN

Las Vegas, NV - December 21, 2012 - Affinity Gaming (“Affinity Gaming” or the “Company”) announced that its Board of Directors adopted a shareholder rights plan (the “Rights Plan” or “Plan”) and declared a dividend distribution of one right (“Right”) for each outstanding share of Company common stock (“Common Shares”).

Pursuant to the Plan, Affinity Gaming is issuing one Right for each Common Share outstanding at the close of business on December 21, 2012 (the “Record Date”). Initially, these rights will not be exercisable and will trade with the Common Shares. If the Rights become exercisable, each Right will entitle shareholders to buy one one-thousandth of a share of a new series of preferred stock at an exercise price of $45.00 per Right.

The Rights will be exercisable only if a person or group acquires 15% or more of the outstanding Common Shares (or, in the case of persons or groups holding more than 15% of the outstanding Common Shares as of the Record Date, any additional Common Shares) in a transaction not approved by the Company’s Board of Directors (a “Triggering Event”). Upon a Triggering Event, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s exercise price (subject to adjustment as provided in the Plan), a number of Common Shares having a then-current market value of twice the exercise price.

In addition, if after a Triggering Event, the Company merges into another company, an acquiring entity merges into the Company or the Company sells or transfers more than 50% of its assets, cash flow or earning power, then each Right will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the acquiring person engaging in the transaction having a then-current market value of twice the exercise price. The acquiring person will not be entitled to exercise these Rights.

The Company’s Board of Directors may redeem the Rights for $0.001 per Right at any time before an event that causes the Rights to become exercisable. The Rights will expire on December 21, 2015, unless the Rights have previously been redeemed by the Board of Directors.

Additional details about the Rights Plan will be contained in a Form 8-K the Company will file with the U.S. Securities and Exchange Commission.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. Giving effect to transactions that are pending and expected to close in the first quarter of 2013, the Company’s casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the J.W. Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

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Contact:

Affinity Gaming
David D. Ross
Chief Executive Officer
(702) 341-2410

or

Affinity Gaming
Marc Rubenstein
Senior Vice President, General Counsel and Secrectary
(702) 341-2421